UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 11, 2009

Date of Report (Date of earliest event reported)
AVOCENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30575	91-2032368

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4991 Corporate Drive
Huntsville, Alabama 35805

(Address of principal executive offices, including zip code)
(256) 430-4000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On December 11, 2009, in connection with the Merger (as defined in Item 5.01 below), Avocent Corporation, a Delaware corporation (the “Company”), notified NASDAQ of its intent to remove its common stock from listing on the NASDAQ Global Select Market and requested NASDAQ to file a delisting application with the Securities and Exchange Commission (“SEC”) to delist and deregister its common stock. On or about December 11, 2009, NASDAQ will file with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25 to delist and deregister the Company’s common stock. The Company will file with the SEC a certification on Form 15 under the Exchange Act, requesting the deregistration of the Company’s common stock and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 5.01	Changes in Control of Registrant.
Pursuant to an Agreement and Plan of Merger dated as of October 5, 2009 (the “Merger Agreement”) among Emerson Electric Co. (“Emerson”), Globe Acquisition Corporation (“Purchaser”) and the Company, on October 15, 2009, Purchaser commenced a tender offer to purchase all outstanding shares of the Company’s common stock (the “Common Stock”), at a price of $25.00 per share, net to the holder thereof in cash, without interest, less certain applicable taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 15, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).
Upon the expiration of the Offer at 5:00 p.m. (EST) on December 10, 2009, a total of approximately 43,151,133 shares (including 2,528,111 tendered pursuant to a notice of guaranteed delivery), representing approximately 97% of the outstanding shares of Common Stock, had been tendered and not withdrawn pursuant to the Offer. Purchaser has accepted for payment all shares validly tendered and not withdrawn prior to the expiration of the Offer according to the terms and conditions of the Offer.
Based on the per share consideration of $25.00 and the number of shares of Common Stock accepted for payment by Purchaser, as of December 11, 2009, the value of the shares purchased by Purchaser in connection with the Offer was approximately $1.1 billion. The funds used by Purchaser to purchase the shares were provided by Emerson, out of Emerson’s general corporate funds.
Pursuant to the terms and conditions of the Merger Agreement, Purchaser was merged with and into the Company (the “Merger”) on December 11, 2009 in accordance with applicable provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of stockholders of the Company. In connection with the Merger, each outstanding share of Common Stock not tendered in the Offer (other than shares of Common Stock held by the Company, Emerson or Emerson’s subsidiaries or holders who properly exercise their appraisal rights under applicable Delaware law) was converted into the right to receive the Offer Price. Following the consummation of the Merger, the Company continued as the surviving corporation and a wholly-owned subsidiary of Emerson.
To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company or Emerson, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In accordance with the terms of the Merger Agreement, effective as of the effective time of the Merger, Michael J. Borman, Harold D. Copperman, Francis A. Dramis, Jr., Edwin L. Harper, William H. McAleer, David P. Vieau and Doyle C. Weeks were removed as members of the Company’s Board of Directors and Craig W. Ashmore, Frank J. Dellaquila, Alan D. Mielcuszny and Frank L. Steeves, the directors of Purchaser immediately prior to the effective time of the Merger, became the directors of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVOCENT CORPORATION
Date: December 11, 2009	By:	/s/ Samuel F. Saracino
Samuel F. Saracino
Executive Vice President of Legal and Corporate Affairs, General Counsel, and Secretary